Exhibit 10.1

StoneMor GP LLC

3600 Horizon Boulevard, Suite 100

Trevose, PA 19053

September 19, 2019

ORE Management LLC

Attention: Garry P. Herdler

Dear Garry:

This letter agreement, when signed by you (this “Agreement”), sets forth the terms upon which StoneMor GP LLC (the “Company”) agreed to enter into this Consulting Agreement with ORE Management LLC (“you” or the “Consultant”), a limited liability company, through Garry P. Herdler (“Herdler”), the Consultant’s sole and managing member, to engage Consultant to provide consulting services to the Company on the terms and conditions set forth herein.

This Consulting Agreement sets forth the terms upon which Consultant will provide consulting services to the Company.

1. Services:

The Company hereby engages Consultant to: (a) assist Alvarez & Marsal Private Equity Performance Improvement Group, LLC (“A&M”) in the validation of certain aspects of the Company’s Phase II Performance Improvement Plan with accelerated cost reductions to be implemented in 2H 2019 and 2020; (b) work with A&M and the Company to develop a written action plan and strategy (the “Plan”) to implement the annualized cost reduction targets identified by A&M pursuant to the Statement of Work between A&M and StoneMor Partners L.P. dated as of August 26, 2019 (the “A&M Engagement Letter”); and (c) perform other services related to the development and implementation of the Plan as may be directed by the Company’s President and Chief Executive Officer (the “CEO”) during the Term (the “Services”). Consultant and A&M shall deliver the “Deliverables” (as defined in the A&M Engagement Letter) for the Plan to the Company prior to the conclusion of the Term. In providing the Services, Consultant will report to the CEO and will work closely with other management of the Company as directed by the CEO. Consultant will comply with the Company’s policies with respect to workplace safety, non-discrimination, non-harassment and business ethics.

2. Term:

This Agreement is effective on September 23, 2019 (the “Effective Date”) and shall remain in effect for a period of 14 weeks following the Effective Date (i.e. until December 30, 2019) (the “Term”).

3. Bi-Weekly Fee:

In consideration for the Services, the Company shall compensate Consultant at a bi-weekly fee of $21,500.00 during the Term, for a total fee compensation of $150,500.00. The fee shall be payable on a bi-weekly basis at the beginning of each bi-weekly period, with the first such fee payment to be made on September 23, 2019 and the last such fee payment to be made on December 16, 2019. Consultant will provide invoices to support this bi-weekly fee payment.

4.    Cost Reduction Target Payments:

If Consultant (i) delivers the Plan to the Company prior to the conclusion of the Term, (ii) A&M validates the Plan as reasonably achievable with respect to the annualized cost reduction targets identified by A&M pursuant to the A&M Engagement Letter and set forth in the Plan, and (iii) the Company approves the Plan validated by A&M (which approval shall not be unreasonably withheld), Consultant shall be eligible to receive a Cost Reduction Target Payment (the “Target Payment”) based on the projected annualized cost reductions, one-time cost reductions, and cash collateral reductions (the “Projected Cost Reductions”) set forth in the Plan, as set forth below:

a.	Consultant shall receive a payment of $100,000.00 in the event that the Projected Cost Reductions set forth in the Plan total at least $10,000,000.00 but less than $15,000,000.00;

b.	Consultant shall receive a payment of $200,000.00 in the event that the Projected Cost Reductions set forth in the Plan total at least $15,000,000.00 but less than $18,000,000.00; or

c.	Consultant shall receive a payment of $300,000.00 in the event that the Projected Cost Reductions set forth in the Plan total an amount greater than or equal to $18,000,000.00.

In the event that Consultant is eligible to receive the Target Payment pursuant to this Section 4, such Target Payment shall be payable within ten (10) business days following the date on which the Company approves the Plan validated by A&M that contains Projected Cost Reductions at a level that entitles Consultant to the Target Payment. Consultant shall not be required to be on-site after the Company approves the Plan validated by A&M. If the Company terminates the Agreement prior to the completion of the Term, then the Company shall be required to pay Consultant the balance of the Bi-Weekly Fee and the $300,000 Cost Reduction Target Payment (to the extent not already paid), regardless of whether any future cost reductions or revenue enhancements are projected or achieved.

5.    Independent Contractor:

Consultant shall be deemed an independent contractor and not an employee of the Company. Consultant shall not be entitled to participate in any employee benefit program of the Company by reason of this Agreement or by the relationship created between the parties. Nothing herein shall prevent Consultant from acting as a contractor for a third party or otherwise accepting employment with a third party, provided that Herdler complies at all times with his obligations set forth in Sections 7, 8, 9 and 10 of the Employment Agreement between Herdler and the Company with an effective date of April 15, 2019 (the “Employment Agreement”). Nothing herein shall be construed to create a partnership, joint venture or agency relationship among the parties. Consultant shall be solely responsible for the payment of federal self-employment and all other federal, state and local taxes in regard to the performance of services under this Agreement, and agrees to defend, indemnify and hold harmless the Company for Consultant’s nonpayment of such taxes on a timely basis. The Company will issue to Consultant an IRS Form 1099 for such services under this Agreement as required by law.

6.    Authority:

Consultant has no authority to bind, obligate or contract on behalf of the Company.

7.    Workers’ Compensation:

Consultant shall not be eligible for workers’ compensation insurance from the Company and shall be solely responsible for any injuries or damages that Consultant may sustain in the course of performing Services pursuant to this Agreement.

8.    Ownership of Work Product; Confidentiality:

a.

All written materials and other works which may be subject to copyright and all patentable and unpatentable inventions, discoveries and ideas which are made, conceived or written by Consultant while providing services under this Agreement will be owned by the Company as “works made for hire” and Consultant hereby assigns all proprietary rights, including copyrights and patent rights therein, to the Company.    Consultant also agrees to hold all such “works made for hire” as confidential. At the request of the Company, Consultant will give reasonable assistance to the Company, including execution of a separate assignment of copyright and patent rights, to allow the Company to perfect its ownership rights in Consultant’s work product.

b.

Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the business, business relationships or financial affairs of the Company, affiliates of the Company or any portfolio company managed by the Company (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information shall include all inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, personnel data, know-how and contacts at or knowledge of investors or prospective investors of the Company. Consultant will not disclose any Proprietary Information to any person or entity or use the same for any purposes (other than in the performance of the Services) without written approval by an officer of the Company, either during or after Consultant’s engagement by the Company, unless and until such Proprietary Information has become public knowledge without fault by Consultant. Notwithstanding the foregoing, “Proprietary Information” shall not include any information which (a) was publicly known and available in the public domain prior to the time such information is disclosed (other than as a result of a breach of this Agreement); (b) becomes publicly known and available in the public domain at the time such information is disclosed (other than as a result of a breach of this Agreement); (c) is independently developed by the Consultant without use of or reference to the Confidential Information; or (d) is received by the Consultant from a third party without an accompanying duty of confidentiality who, insofar as is known to the Consultant after reasonable due inquiry, is not prohibited from transmitting the information to the Consultant by a contractual or other legal obligation.

c.	Consultant agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, electronic,

photographic, or other tangible material containing Proprietary Information, whether created by Consultant or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by Consultant only in the performance of the Services. All such materials or copies thereof and all tangible property of the Company in Consultant’s custody or possession shall be delivered to the Company, or destroyed by Consultant (with written certification of such destruction provided to the Company), upon the earlier of (i) a request by the Company or (ii) the end of the Term. After such delivery, Consultant shall not retain any such materials or copies thereof or any such tangible property. Nothing herein shall require Consultant to return or destroy any materials that Consultant is legally obligated to preserve or otherwise retain.

d.

Consultant agrees that Consultant’s obligation not to disclose or to use information and materials of the types set forth in Sections 8(a) and (b) above, and Consultant’s obligation to return materials and tangible property, set forth in Section 8(c) above, also extends to such types of information, materials and tangible property of customers of the Company or business associates of the Company or other third parties who may have disclosed or entrusted the same to the Company or to Consultant.

e.

In addition, the Defend Trade Secrets Act of 2016 (the “Act”) provides that: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Act further provides that: (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.    Liability and Indemnity:

The Company shall defend, indemnify and hold Consultant harmless from and against all claims, demands, liabilities, fines and expenses, including attorneys’ fees, asserted by third parties against Consultant which arise out of or are based upon Consultant’s provision of Services pursuant to this Agreement. Notwithstanding the foregoing, the Company shall not be obligated to defend, indemnify and hold Consultant harmless to the extent that any such claims, demands, liabilities, fines and expenses result from Consultant’s willful malfeasance, bad faith or gross negligence.

10.    Entire Agreement:

No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Consultant and a duly authorized officer of the Company.

11.    Miscellaneous:

a.

The Company will provide Consultant with advance review of, and the opportunity to comment on, any press release and related Current Report on Form 8-K to be made or filed by the Company concerning this Agreement or any services to be provided by the Consultant pursuant to this Agreement.

b.

Consultant represents that entry into this Agreement and performance of the duties described in this Agreement do not violate or conflict with any agreement or policy to which Consultant is a party or by which Consultant may be bound.

c.

Each provision of this Agreement shall be treated as a separate and independent clause, and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, geography, time-period, subject, or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

d.

All oral or written agreements or representation, expressed or implied, with respect to the subject matter of this Agreement are set forth in this Agreement and this Agreement supersedes all prior agreements, written or oral, between Consultant and the Company relating to the subject matter of this Agreement, other than (i) the Severance Agreement and General Release and Waiver of Claims between Herdler and the Company that was executed by Herdler on September 19, 2019, and (ii) the obligations contained in Sections 7 through 14 of the Employment Agreement, which shall survive. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Consultant and the Company.

e.

This is a personal services contract and the Consultant agrees that its sole and managing member, Garry P. Herdler, will be exclusively responsible for delivering the Services. This Agreement will be binding upon Consultant and its successors and assigns and will inure to the benefit of the Company and its successors and assigns. The Consultant shall not assign any rights, or delegate any duties, arising under this Agreement, by operation of law or otherwise.

f.

All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered personally or one business day after delivery by electronic mail to the addresses set forth on the signature page to this Agreement. Either party may change the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this section.

g.

No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

h.

Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law provisions. Any action permitted to be brought by this Agreement, pursuant to this Agreement, shall be brought exclusively in the state or federal courts in the Eastern District of Pennsylvania and each party consents to such jurisdiction.

[signatures appear on next page]

IN WITNESS WHEREOF, this Consulting Agreement has been duly executed by the parties on September 19, 2019.

The Company:

StoneMor GP LLC

By:	/s/ Joseph M. Redling
Name: Joseph M. Redling
Title: President and Chief Executive Officer

ORE Management LLC

By:	/s/ Garry P. Herdler
Name: Garry P. Herdler
Title: Managing Member